Exhibit 5.1

[K&E Letterhead]

September 30, 2002

TSI Telecommunication Holdings, LLC
TSI Telecommunication Services Inc.
TSI Telecommunication Holdings, Inc.
TSI Networks Inc.
TSI Finance Inc.
201 N. Franklin Street, Suite 700
Tampa, Florida 33602

Re:	Registration Statement on Form S-1
Registration No. 333-99293

Ladies and Gentlemen:

We have acted as special counsel to TSI Telecommunication Services Inc., a Delaware corporation (the “Issuer”), and each of TSI Telecommunication Holdings, LLC, a Delaware limited liability company, TSI Telecommunication Holdings, Inc., a Delaware corporation, TSI Networks Inc., a Delaware corporation and TSI Finance Inc., a Delaware corporation (collectively, the “Guarantors” and, together with the Issuer, the “Registrants”), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-99293) originally filed with the Commission on September 6, 2002, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”), relating to the sale, from time to time, by GTCR Capital Partners, L.P. (the “Selling Noteholder”), in the manner described in the prospectus (the “Prospectus”) which forms part of the Registration Statement, of up to $30,000,000 in aggregate principal amount of the Issuer’s 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”).

The obligations of the Issuer under the Notes are guaranteed by the Guarantors (the “Guarantees”). The Notes and the Guarantees were issued pursuant to the Indenture (the “Indenture”), dated as of February 14, 2002, by and among the Registrants and The Bank of New York, as Trustee.

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and the bylaws or other charter documents of each of the Registrants, (ii) minutes and records of the corporate proceedings or limited liability company proceedings, as applicable, of the Registrants with respect to the issuance of the Notes and the Guarantees,  (iii) the Registration Statement, (iv) the Indenture and (v) the Exchange and Registration Rights Agreement, dated as of February 14, 2002, by and among the Registrants and Lehman Brothers Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the

TSI Telecommunication Holdings, LLC, et al.
September 30, 2002

opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Notes to be sold by the Selling Noteholder in the manner described in the Prospectus under the captions “Selling Noteholder” and “Plan of Distribution” and the Guarantees were duly authorized for issuance and are validly issued and binding obligations of the Issuer and the Guarantors, as applicable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the internal law of the State of Illinois, the General Corporation Law of the State of Delaware or the federal law of the United States.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York, Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/S/    KIRKLAND & ELLIS

Kirkland & Ellis

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